ASB HOLDING COMPANY                Contact:          Mr. Eric B. Heyer
365 Broad Street                                     Senior Vice President and
Bloomfield, New Jersey 07003                         Chief Financial Officer
                                                     (973) 748-3600



                              For Immediate Release
                                 October 3, 2003


                               ASB HOLDING COMPANY
                        COMPLETES MINORITY STOCK OFFERING

         Bloomfield, New Jersey - October 3, 2003 - ASB Holding Company (the "Company") announced today that it has completed a minority stock offering in which 1,666,350 shares, or 30%, of its outstanding common stock were sold in a subscription offering for $10.00 per share. The other 70% of the Company's outstanding stock is held by American Savings, MHC, the Company's mutual holding company parent, which owned 100% of the capital stock of the Company prior to the offering. The Company owns 100% of the capital stock of American Savings Bank of NJ (the "Bank").

         "We were pleased with the amount of investor interest in the stock of the company," said Joseph Kliminski, President and Chief Executive Officer. "We are excited about being a public company and we look forward to continuing the Bank's service to its customers and the communities in which the Bank operates."

         The Bank, originally founded in 1919 as the American-Polish Building and Loan Association of Bloomfield, New Jersey, is a federally-chartered stock bank that conducts its business through its main office in Bloomfield and a branch office in Cedar Grove, New Jersey. At June 30, 2003, the Bank had total assets of $373.2 million and total equity of $22.6 million.

         The offering was managed by Milestone Advisors, LLC. The Company's common stock is expected to commence trading on October 3, 2003 under the symbol "ASBH" with quotations available through the OTC Electronic Bulletin Board.